EXHIBIT 99.1

CDW Reports Record Fourth Quarter and Full Year Net Sales

Announces Investments in Coworkers and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	% Chg.	Year Ended December 31, 2017	Year Ended December 31, 2016	% Chg.
Net Sales	$3,838.6	$3,492.4	9.9	$15,191.5	$13,981.9	8.7
Average Daily Sales[1]	60.9	56.3	8.2	59.8	55.0	8.7
Gross Profit	614.4	577.9	6.3	2,449.9	2,327.2	5.3
Net Income	195.2	103.2	89.1	523.0	424.4	23.2
Adjusted EBITDA[2]	297.4	273.7	8.7	1,185.6	1,117.3	6.1
Net Income per Diluted Share	$1.26	$0.63	99.0	$3.31	$2.56	29.3
Non-GAAP Net Income per Diluted Share[2]	$0.99	$0.86	14.7	$3.83	$3.43	11.7
[1] There were 63 and 62 selling days for the three months ended December 31, 2017 and 2016, respectively. There were 254 selling days for both the years ended December 31, 2017 and 2016.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., Feb. 07, 2018 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced fourth quarter and year-end 2017 results.  The company also announced the approval by its Board of Directors of a quarterly cash dividend to be paid in March 2018.

"As we have throughout the year, we delivered strong topline growth with solid profitability in the fourth quarter, once again highlighting the combined power of our nimble business model, broad product portfolio and balanced customer end-markets," said Thomas E. Richards, chairman and chief executive officer of CDW. "Our 2017 results continue to prove out the success of investments we’ve made in our three-part strategy."

"Strong operating results throughout the year drove excellent cash flows and enabled us to return nearly $650 million to our shareholders in 2017 through share repurchases and dividends," said Collin B. Kebo, CDW's chief financial officer. "With our free cash flow bolstered by the reduction in our effective tax rate, we have increased our 'rule of thumb' for free cash flow as a percentage of sales by 75 basis points."

“For 2018, we expect to continue to outpace US IT market growth by 200 to 300 basis points on a constant currency basis. Operating results will be amplified by the reduction in our corporate tax rate from the 2017 Tax Cuts and Jobs Act and we expect to deliver non-GAAP net income per share growth in the low to mid-20% range. We intend to re-invest a portion of the incremental cash flow into our coworkers and our strategic initiatives, as well as continue to execute against our capital allocation priorities," concluded Richards.

A quarterly cash dividend of $0.21 per share, which is 31 percent higher than the prior year period, will be paid on March 12, 2018 to all stockholders of record as of the close of business on February 26, 2018.

Fourth Quarter of 2017 Highlights:

Total net sales in the fourth quarter of 2017 were $3,839 million, compared to $3,492 million in the fourth quarter of 2016, an increase of 9.9 percent. There were 63 and 62 selling days for the three months ended December 31, 2017 and 2016, respectively. On an average daily sales basis, net sales growth versus the fourth quarter of 2016 was 8.2 percent and on a constant currency basis was 7.5 percent. Currency impact to net sales growth was driven by favorable translation of the Canadian to US dollar and favorable translation of the British pound to US dollar. Effective January 1, 2017, the CDW Small Business channel is reported separately as an operating segment, and prior periods have been recast to reflect this change. Fourth quarter reported net sales and average daily sales growth included:

  Total Corporate segment net sales in the fourth quarter of 2017 were $1,641 million, 6.4 percent higher on an average daily sales basis than the fourth quarter of 2016.

  Total Small Business segment net sales in the fourth quarter of 2017 were $315 million, 6.1 percent higher on an average daily sales basis than the fourth quarter of 2016.

  Total Public segment net sales in the fourth quarter of 2017 were $1,454 million, 7.4 percent higher on an average daily sales basis than the fourth quarter of 2016. Public results were led by sales to both Government and Education customers, which increased 17.1 percent and 7.8 percent, respectively. Sales to Healthcare customers decreased 4.6 percent.

  Net sales for CDW's Canadian and UK operations, combined as “Other” for financial reporting purposes, were $428 million, 20.3 percent higher on an average daily sales basis than the fourth quarter of 2016. Both Canada and UK results were also up double digits in local currency.

Gross profit for the fourth quarter of 2017 was $614 million, compared to $578 million for the same period in 2016, representing an increase of 6.3 percent. Gross profit margin was 16.0 percent for the fourth quarter of 2017 versus 16.5 percent in the fourth quarter of 2016. Gross margin decline was primarily driven by increased hardware sales and an ongoing competitive marketplace.

Total selling and administrative expenses and advertising expense were $393 million in the fourth quarter of 2017, compared to $381 million in the fourth quarter of 2016, representing an increase of 3.2 percent. This increase was primarily driven by sales compensation, partially offset by lower senior management incentive compensation.

Interest expense was $37 million in the fourth quarter of 2017 compared to $34 million in the comparable period in 2016 driven by mark-to-market gains recognized in 2016 on interest rate caps with no comparable activity in 2017 due to the election of hedge accounting.

The effective tax rate for the fourth quarter of 2017 was (5.7) percent, which resulted in a tax benefit of $11 million, compared to a 36.6 percent tax rate and tax expense of $60 million in the fourth quarter of 2016. The reduction in effective tax rate primarily reflected items relating to tax reform including the one-time benefit of reducing the net deferred tax balance to reflect a new lower tax rate, partially offset by a one-time expense related to the foreign income transition tax.

Net income was $195 million in the fourth quarter of 2017, compared to $103 million in the fourth quarter of 2016, representing an increase of 89.1 percent. Non-GAAP net income, which excludes, among other things, acquisition-related intangible asset amortization, integration expenses, equity-based compensation and the associated tax benefits, and certain non-recurring items such as the fourth quarter's one-time changes related to the tax rate, was $153 million in the fourth quarter of 2017, compared to $140 million in the fourth quarter of 2016, representing an increase of 9.0 percent.

Adjusted EBITDA, which excludes expenses related to equity-based compensation, income from equity investments, integration expenses, and certain other items, was $297 million in the fourth quarter of 2017, compared to $274 million in the fourth quarter of 2016, representing an increase of 8.7 percent. For the fourth quarter of 2017 the Adjusted EBITDA margin was 7.7 percent compared to 7.8 percent in the fourth quarter of 2016.

Weighted average diluted shares outstanding were 155 million for the fourth quarter of 2017, compared to 163 million for the fourth quarter of 2016. Net income per diluted share for the fourth quarter of 2017 was $1.26, compared to $0.63 for the fourth quarter of 2016, representing an increase of 99.0 percent. Non-GAAP net income per diluted share for the fourth quarter of 2017 was $0.99, compared to $0.86 for the fourth quarter of 2016 representing an increase of 14.7 percent.

Full Year 2017 Highlights:

Total net sales in 2017 were $15,192 million, compared to $13,982 million in 2016, an increase of 8.7 percent. There were 254 selling days in both 2017 and 2016. On an average daily sales basis, net sales growth versus 2016 was 8.7 percent and on a constant currency basis was 8.9 percent. Currency impact to net sales was driven by unfavorable translation of the British Pound to US Dollar, partially offset by favorable translation of the Canadian to US Dollar. Effective January 1, 2017, the CDW Small Business channel is reported separately as an operating segment, and prior periods have been recast to reflect this change. The full year's net sales performance included:

  Total Corporate segment net sales in 2017 were $6,347 million, or 7.8 percent higher than 2016.

  Total Small Business segment net sales in 2017 were $1,246 million. This reflects a 9.3 percent increase over 2016.

  Total Public segment net sales in 2017 were $6,038 million, 8.0 percent higher than 2016. Public results were led by sales to both Government and Education customers which increased 16.3 percent and 9.6 percent, respectively. Sales to Healthcare customers decreased 2.9 percent.

  Net sales for CDW's Canadian and UK operations, combined as “Other” for financial reporting purposes, were $1,560 million, 14.5 percent higher than 2016. Both Canada and UK results were also up double digits in local currency.

Gross profit for 2017 was $2,450 million, compared to $2,327 million in 2016, representing an increase of 5.3 percent. Gross profit margin was 16.1 percent in 2017 versus 16.6 percent in 2016. Gross margin decline was driven by increased hardware sales and an ongoing competitive marketplace.

Total selling and administrative expenses and advertising expense were $1,584 million in 2017, compared to $1,508 million in 2016, representing an increase of 5.0 percent. This increase was primarily driven by sales compensation, partially offset by lower senior management incentive compensation. Coworker count was 8,726 as of December 31, 2017, compared to 8,516 as of December 31, 2016.

Total debt of $3.2 billion, net of cash of $144 million, resulted in net debt of $3.1 billion as of December 31, 2017, which was $120 million higher compared to December 31, 2016. During the first quarter of 2017, the company amended its prior senior secured term loan with a repricing agreement, completed the issuance of $600 million 5.0% Senior Notes due 2025 and redeemed the remaining amount of the $600 million 6.0% Senior Notes due 2022, and amended, extended and increased the size of its senior secured asset-based revolving credit facility from $1,250 million to $1,450 million. As a result of these transactions, 2017 net income included total debt extinguishment charges of $57 million.

Interest expense was $151 million in 2017, compared to $147 million in 2016. The effective tax rate in 2017 was 20.8 percent, which resulted in a tax expense of $137 million, compared to a 36.9 percent tax rate and tax expense of $248 million in 2016. The reduction in effective tax rate primarily reflected items relating to tax reform including the one-time benefit of reducing the net deferred tax balance to reflect a new lower tax rate, as well as tax benefits from equity-based compensation.

Net income was $523 million in 2017, compared to $424 million in 2016, representing an increase of 23.2 percent. Non-GAAP net income, which excludes, among other things, acquisition-related intangible asset amortization, integration expenses, equity-based compensation and the associated tax benefits, debt refinancing costs, and certain non-recurring items such as the fourth quarter's one-time changes related to the tax rate, was $606 million in 2017, compared to $569 million in 2016, representing an increase of 6.5 percent.

Adjusted EBITDA, which excludes expenses related to equity-based compensation, income from equity investments, integration expenses, and certain other items including debt refinancing costs, was $1,186 million in 2017, compared to $1,117 million in 2016, representing an increase of 6.1 percent. Adjusted EBITDA margin in 2017 and 2016 was 7.8 percent and 8.0 percent, respectively.

Weighted average diluted shares outstanding were 158 million in 2017, compared to 166 million in 2016. Net income per diluted share in 2017 was $3.31, compared to $2.56 in 2016, representing an increase of 29.3 percent. Non-GAAP net income per diluted share in 2017 was $3.83, compared to $3.43 in 2016, representing an increase of 11.7 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, global and regional economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; changes in laws, including the recent U.S. tax legislation, regulations or interpretations thereof; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Non-GAAP Financial Information

EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the financial statement tables that accompany this press release. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated tax benefits, integration expenses, and gains and losses from the extinguishment of long-term debt. Consolidated Net sales growth on a constant currency basis is defined as consolidated net sales growth excluding the impact of foreign currency translation on net sales compared to the prior period.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and consolidated Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business, as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate the Company’s ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether the Company is required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments.

Our annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 8,700 coworkers. For the year ended December 31, 2017, the company generated net sales of over $15 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, February 7, 2018 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Sara Granack
Vice President, Corporate Communications
(847) 419-7411

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2017	2016	% Change(i)	2017	2016	% Change(i)

Net sales	$3,838.6	$3,492.4	9.9%	$15,191.5	$13,981.9	8.7%
Cost of sales	3,224.2	2,914.5	10.6	12,741.6	11,654.7	9.3

Gross profit	614.4	577.9	6.3	2,449.9	2,327.2	5.3

Selling and administrative expenses	347.3	336.1	3.3	1,410.1	1,345.1	4.8
Advertising expense	45.5	44.6	2.1	173.7	162.9	6.6
Income from operations	221.6	197.2	12.4	866.1	819.2	5.7

Interest expense, net	(37.1)	(33.9)	9.5	(150.5)	(146.5)	2.7
Net loss on extinguishments of long-term debt	—	—	nm*	(57.4)	(2.1)	nm*
Other income (expense), net	0.1	(0.5)	nm*	2.1	1.8	11.9%

Income before income taxes	184.6	162.8	13.4	660.3	672.4	(1.8)

Income tax benefit (expense)	10.6	(59.6)	nm*	(137.3)	(248.0)	44.7

Net income	$195.2	$103.2	89.1%	$523.0	$424.4	23.2%

Net income per common share:
Basic	$1.28	$0.64	98.5%	$3.37	$2.59	29.8%
Diluted	$1.26	$0.63	99.0%	$3.31	$2.56	29.3%

Weighted-average shares outstanding:
Basic	152.6	160.1		155.4	163.6
Diluted	155.3	163.3		158.2	166.0

* Not meaningful

(i) There were 63 and 62 selling days for the three months ended December 31, 2017 and 2016, respectively. There were 254 selling days for both the years ended December 31, 2017 and 2016.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP Income before Income Taxes, Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and consolidated Net sales growth on a constant currency basis for the three and twelve months ended December 31, 2017 and 2016 below.

NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2017				Three Months Ended December 31, 2016
	Income before Income Taxes	Income Tax Benefit (Expense)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Benefit (Expense)	Net Income	Effective Tax Rate	Net Income % Change

GAAP (as reported)	$184.6	$10.6	$195.2	(5.7)%	$162.8	$(59.6)	$103.2	36.6%	89.1%

Amortization of intangibles(i)	46.2	(16.6)	29.6		46.1	(16.6)	29.5
Equity-based compensation(ii)	10.1	(9.1)	1.0		11.1	(4.6)	6.5
Integration expenses(iii)	—	—	—		1.1	(0.4)	0.7
Deferred tax adjustment due to state law changes	—	0.4	0.4		—	—	—
Tax Cuts and Jobs Act	—	(75.5)	(75.5)		—	—	—
Other adjustments(iv)	0.1	2.3	2.4		0.7	(0.2)	0.5
Non-GAAP	$241.0	$(87.9)	$153.1	36.5%	$221.8	$(81.4)	$140.4	36.7%	9.0%

GAAP net income per diluted share			$1.26				$0.63		99.0%
Non-GAAP net income per diluted share			$0.99				$0.86		14.7%
Shares used in computing GAAP and Non-GAAP net income per diluted share			155.3				163.3

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Includes excess tax benefits related to equity-based compensation.

(iii) Comprised of expenses related to CDW UK.

(iv) Primarily includes expenses related to payroll taxes on equity-based compensation during 2017. The year ended December 31, 2016 primarily includes our share of the settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago.

NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Year Ended December 31, 2017				Year Ended December 31, 2016
	Income before Income Taxes	Income Tax Benefit (Expense)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Benefit (Expense)	Net Income	Effective Tax Rate	Net Income % Change

GAAP (as reported)	$660.3	$(137.3)	$523.0	20.8%	$672.4	$(248.0)	$424.4	36.9%	23.2%

Amortization of intangibles(i)	185.1	(66.6)	118.5		187.2	(67.4)	119.8
Equity-based compensation(ii)	43.7	(51.9)	(8.2)		39.2	(15.9)	23.3
Net loss on extinguishments of long-term debt	57.4	(20.7)	36.7		2.1	(0.8)	1.3
Integration expenses(iii)	2.5	(0.9)	1.6		7.3	(2.6)	4.7
Reinstatement of prior year unclaimed property balances(iv)	4.1	(1.5)	2.6		—	—	—
Deferred tax adjustment due to state law changes	—	1.3	1.3		—	(1.5)	(1.5)
Tax Cuts and Jobs Act	—	(75.5)	(75.5)		—	—	—
Other adjustments(v)	4.9	0.9	5.8		(5.4)	2.4	(3.0)
Non-GAAP	$958.0	$(352.2)	$605.8	36.8%	$902.8	$(333.8)	$569.0	37.0%	6.5%

GAAP net income per diluted share			$3.31				$2.56		29.3%
Non-GAAP net income per diluted share			$3.83				$3.43		11.7%
Shares used in computing GAAP and Non-GAAP net income per diluted share			158.2				166.0

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Includes excess tax benefits related to equity-based compensation.

(iii) Comprised of expenses related to CDW UK.

(iv) Comprised of the reinstatement of prior year unclaimed property balances as a result of a retroactive Illinois state law change enacted during 2017.

(v) Primarily includes expenses related to payroll taxes on equity-based compensation during 2017. The year ended December 31, 2016 primarily includes our share of the settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended December 31,				Years Ended December 31,
	2017	% of Net sales	2016	% of Net sales	2017	% of Net sales	2016	%of Net sales

Net income	$195.2	5.1%	$103.2	3.0%	$523.0	3.4%	$424.4	3.0%
Depreciation and amortization	65.7		63.8		260.9		254.5
Income tax (benefit) expense	(10.6)		59.6		137.3		248.0
Interest expense, net	37.1		33.9		150.5		146.5
EBITDA	287.4	7.5%	260.5	7.5%	1,071.7	7.1%	1,073.4	7.7%
Adjustments:
Equity-based compensation	10.1		11.1		43.7		39.2
Net loss on extinguishments of long-term debt	—		—		57.4		2.1
Income from equity investments(i)	(0.3)		(0.2)		(0.7)		(1.1)
Integration expenses(ii)	—		1.1		2.5		7.3
Reinstatement of prior year unclaimed property balance(iii)	—		—		4.1		—
Other adjustments(iv)	0.2		1.2		6.9		(3.6)
Total adjustments	10.0		13.2		113.9		43.9
Adjusted EBITDA	$297.4	7.7%	$273.7	7.8%	$1,185.6	7.8%	$1,117.3	8.0%

(i) Represents the Company's share of net income from equity investments.

(ii) Comprised of expenses related to CDW UK.

(iii) Comprised of the reinstatement of prior year unclaimed property balances as a result of a retroactive Illinois state law change enacted during 2017.

(iv) Primarily includes expenses related to payroll taxes on equity-based compensation and historical retention costs during 2017. The year ended December 31, 2016 also includes our share of the settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter partially offset by expenses related to the consolidation of office locations north of Chicago.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(in millions)
(unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Consolidated Net sales, as reported (i)	$3,838.6	$3,492.4	9.9%	$15,191.5	$13,981.9	8.7%
Foreign currency translation(ii)	—	21.6	—	—	(28.3)	—
Consolidated Net Sales on a Constant Currency Basis	$3,838.6	$3,514.0	9.2%	$15,191.5	$13,953.6	8.9%

(i) There were 63 and 62 selling days for the three months ended December 31, 2017 and 2016, respectively.  There were 254 selling days for both the years ended December 31, 2017 and 2016.

(ii) Represents the effect of translating the prior year results of CDW Canada and CDW UK at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2017	December 31, 2016
Assets	(unaudited)	(audited)

Current assets:
Cash and cash equivalents	$144.2	$263.7
Accounts receivable, net of allowance for doubtful accounts of $6.2 and $5.9, respectively	2,320.5	2,168.6
Merchandise inventory	449.5	452.0
Miscellaneous receivables	336.5	234.9
Prepaid expenses and other	127.4	118.9
Total current assets	3,378.1	3,238.1

Property and equipment, net	161.1	163.7
Goodwill	2,479.6	2,455.0
Other intangible assets, net	897.0	1,055.6
Other assets	40.8	36.0
Total assets	$6,956.6	$6,948.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,317.7	$1,072.9
Accounts payable - inventory financing	498.0	580.4
Current maturities of long-term debt	25.5	18.5
Accrued expenses and other liabilities	673.4	608.9
Total current liabilities	2,514.6	2,280.7

Long-term liabilities:
Debt	3,210.0	3,215.9
Deferred income taxes	196.3	369.2
Other liabilities	52.8	37.1
Total long-term liabilities	3,459.1	3,622.2

Total stockholders’ equity	982.9	1,045.5
Total liabilities and stockholders’ equity	$6,956.6	$6,948.4

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended December 31,
	2017	2016(i)	% Change(ii)

Corporate	$1,641.4	$1,517.8	8.1%

Small Business	314.8	291.8	7.9

Public
Government	630.0	529.6	19.0
Education	400.8	365.9	9.5
Healthcare	423.3	436.8	(3.1)
Total Public	1,454.1	1,332.3	9.1

Other	428.3	350.5	22.2

Total Net Sales	$3,838.6	$3,492.4	9.9%

(i) Amounts have been recast for 2016 to present Small Business as its own operating and reportable segment.

(ii) There were 63 and 62 selling days for the three months ended December 31, 2017 and 2016, respectively.

	Years Ended December 31,
	2017	2016(i)	% Change(ii)

Corporate	$6,347.0	$5,889.8	7.8%

Small Business	1,246.5	1,140.1	9.3

Public
Government	2,167.5	1,863.7	16.3
Education	2,211.4	2,018.3	9.6
Healthcare	1,658.6	1,707.4	(2.9)
Total Public	6,037.5	5,589.4	8.0

Other	1,560.5	1,362.6	14.5

Total Net Sales	$15,191.5	$13,981.9	8.7%

(i) Amounts have been recast for 2016 to present Small Business as its own operating and reportable segment.

(ii) There were 254 selling days for both the years ended December 31, 2017 and 2016.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	December 31, 2017	December 31, 2016

Debt and Revolver Availability
Cash and cash equivalents	$144.2	$263.7
Total debt	3,235.5	3,234.4
Senior secured debt	1,540.3	1,552.1
Outstanding borrowings under Revolver	—	—
Borrowing base under ABL Revolver(i)	1,608.2	1,479.4
Revolver availability(ii)	1,063.2	777.3
Cash plus Revolver availability(ii)	1,207.4	1,041.0
Total net leverage ratio(iii)	2.6	2.7

Working Capital
Days of sales outstanding (DSO)(iv)	52	51
Days of supply in inventory (DIO)(iv)	12	12
Days of purchases outstanding (DPO)(iv)	(45)	(44)
Cash conversion cycle(iv)	19	19

(i) Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(ii) Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £50 million ($68 million at December 31, 2017) in availability.

(iii) Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement.

(iv) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Years Ended December 31,
	2017	2016

Cash flows from operating activities	$777.7	$604.0

Capital expenditures	(81.1)	(63.5)
Other cash flows used in investing activities	—	(2.4)
Cash flows used in investing activities	(81.1)	(65.9)

Net change in accounts payable - inventory financing	(84.0)	143.6
Other cash flows from financing activities	(734.7)	(448.2)
Cash flows used in financing activities	(818.7)	(304.6)

Effect of exchange rate changes on cash and cash equivalents	2.6	(7.4)
Net (decrease) increase in cash and cash equivalents	(119.5)	226.1
Cash and cash equivalents - beginning of period	263.7	37.6
Cash and cash equivalents - end of period	$144.2	$263.7

Supplementary disclosure of cash flow information:
Cash paid for interest, net	$(148.5)	$(144.3)
Cash paid for income taxes, net	$(275.7)	$(329.2)

CDW CORPORATION AND SUBSIDIARIES
RECAST NET SALES DETAIL (i)(ii)
(dollars in millions)
(unaudited)

	Q1 2016		Q2 2016		Q3 2016		Q4 2016		Full Year 2016
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast

Corporate	$1,410.7	$1,414.9	$1,489.0	$1,490.8	$1,463.5	$1,466.4	$1,516.6	$1,517.8	$5,879.7	$5,889.8

Small Business	$281.6	$277.4	$290.2	$288.4	$285.4	$282.5	$293.0	$291.8	$1,150.2	$1,140.1

Public:
Government	339.9	$339.9	$456.6	$456.6	$537.5	$537.5	$529.6	$529.6	$1,863.7	$1,863.7
Education	341.0	341.0	640.0	640.0	671.4	671.4	365.9	365.9	2,018.3	2,018.3
Healthcare	388.5	388.5	450.4	450.4	431.7	431.7	436.8	436.8	1,707.4	1,707.4
Total Public	$1,069.4	$1,069.4	$1,547.0	$1,547.0	$1,640.6	$1,640.6	$1,332.3	$1,332.3	$5,589.4	$5,589.4

Other	$355.0	$355.0	$338.4	$338.4	$318.7	$318.7	$350.5	$350.5	$1,362.6	$1,362.6

Total Net Sales	$3,116.7	$3,116.7	$3,664.6	$3,664.6	$3,708.2	$3,708.2	$3,492.4	$3,492.4	$13,981.9	$13,981.9

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Full Year 2015
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast

Corporate	$1,341.9	$1,336.9	$1,521.3	$1,517.9	$1,490.6	$1,499.6	$1,521.5	$1,524.2	$5,875.3	$5,878.7

Small Business	$268.5	$273.5	$277.3	$280.7	$274.1	$265.1	$273.1	$270.4	$1,093.0	$1,089.6

Public:
Government	$294.2	$294.2	$390.8	$390.8	$493.9	$493.9	$522.0	$522.0	$1,700.9	$1,700.9
Education	345.4	345.4	548.9	548.9	583.3	583.3	341.2	341.2	1,818.8	1,818.8
Healthcare	377.6	377.6	448.8	448.8	406.7	406.7	430.8	430.8	1,663.9	1,663.9
Total Public	$1,017.2	$1,017.2	$1,388.5	$1,388.5	$1,483.9	$1,483.9	$1,294.0	$1,294.0	$5,183.6	$5,183.6

Other	$127.6	$127.6	$126.9	$126.9	$252.5	$252.5	$329.8	$329.8	$836.8	$836.8

Total Net Sales	$2,755.2	$2,755.2	$3,314.0	$3,314.0	$3,501.1	$3,501.1	$3,418.4	$3,418.4	$12,988.7	$12,988.7

(i) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously reported as a sales channel within the Corporate segment. Information reported in 2016 and 2015 have been recast to conform to the new presentation beginning in Q1 2017.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in 2015 has been reclassified in the previously reported column to conform to the 2016 presentation.